Exhibit 10.1

SIXTH AMENDMENT TO GUARANTY AGREEMENT
THIS SIXTH AMENDMENT TO GUARANTY AGREEMENT (this “Sixth Amendment”), dated effective as of May 14, 2020, is entered into among the parties listed on the signature pages hereof as Guarantors (collectively, the “Guarantors”), and BANK OF AMERICA, N.A. (the “Guarantied Party”, and collectively with any Affiliates thereof, the “Guarantied Parties”).
BACKGROUND
A.The Guarantors and the Guarantied Party are parties to that certain Guaranty Agreement, dated as of March 1, 2013, as amended by that certain First Amendment to Guaranty Agreement, dated as of February 7, 2014, that certain Second Amendment to Guaranty Agreement, dated as of June 11, 2014, that certain Third Amendment to Guaranty Agreement, dated as of January 16, 2015, that certain Fourth Amendment to Guaranty Agreement, dated as of December 7, 2016, and that certain Fifth Amendment to Guaranty Agreement, dated as of September 8, 2018 (said Guaranty Agreement, as amended, the “Guaranty Agreement”). The terms defined in the Guaranty Agreement and not otherwise defined herein shall be used herein as defined in the Guaranty Agreement.
B.    The parties to the Guaranty Agreement desire to make certain amendments to the Guaranty Agreement.
C.    The Guarantied Party hereby agrees to amend the Guaranty Agreement, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the Guarantors and the Guarantied Party covenant and agree as follows:
1.    AMENDMENTS.
(a)    Section 1 of the Guaranty Agreement is hereby amended by adding the following defined terms thereto to read as follows:
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“CFC Holding Company” means (a) any Subsidiary of Limited that is not a Foreign Subsidiary, and (b) any Subsidiary of Limited that is classified as a disregarded entity for U.S. federal income tax purposes, in each case substantially all the assets of which consist of equity interests or debt interests in one or more (i) Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries substantially all the assets of which consist (directly or indirectly) of equity interests or debt interests in one or more Foreign Subsidiaries that are CFCs.

“Consolidated Funded Net Indebtedness” means, as of any date of determination, for Limited and its Subsidiaries on a consolidated basis, Consolidated Funded Indebtedness net of Unrestricted Cash and Cash Equivalents.

“Consolidated Total Assets” means at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of Limited and its Subsidiaries as at the end of the most recently ended fiscal quarter of Limited for which a balance sheet is available, determined in accordance with GAAP.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any comprehensive Sanction.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date; provided, that, for purposes of clauses (a) and (b), Equity Interests of any Person that would not constitute Disqualified Equity Interests but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interests upon the occurrence of an asset sale or a change of control (or similar event, however denominated) shall not constitute Disqualified Equity Interests so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Guarantied Obligations; provided, further, that Equity Interests of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Excluded Subsidiary” means (a) any Subsidiary if, and for so long as, the guarantee of the Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation (or joint venture organizational document) with any unaffiliated third party existing on the Sixth Amendment Effective Date (or, if later, the date such Subsidiary is acquired or the date such Contractual Obligation (or joint venture organizational document) is entered into (so long as such Contractual Obligation (or joint venture organizational document) is not created, entered into or incurred for the sole purpose of making such Subsidiary an Excluded Subsidiary), except to the extent such consent, approval, license or authorization has actually been obtained), (b) any Subsidiary that is prohibited by Applicable Law, rule or regulation from guaranteeing the Obligations, (c) any Subsidiary that is a captive insurance company subject to regulation as an insurance company (or any Subsidiary thereof), (d) a not-for-profit Subsidiary, (e) a special purpose entity used for a securitization facility, (f) a Subsidiary (including any CFC Holding Company) where the guarantee of the Obligations by such Subsidiary would constitute an investment in “United States property” by a CFC that would reasonably be expected to result in material adverse tax consequences as reasonably determined by HOT-TX in good faith in consultation with the Purchaser and (g) any Subsidiary to the extent that the costs of a guarantee from such Subsidiary would be excessive relative to the expected benefits to be obtained by the Guarantied Parties from such guarantee (as reasonably determined by HOT-TX and the Purchaser in good faith).

“Existing Subsidiary Guarantors” means, collectively, HOT-Barbados, HOT-Nevada, HOT Nevada, Inc., a Nevada corporation, HOT-L.P., Idelle Labs, Ltd., a Texas limited partnership, OXO International, Ltd., a Texas limited partnership, Helen of Troy Macao Commercial Offshore Limited, a Macau company, Kaz, Inc., a New York corporation, Kaz USA, Inc., a Massachusetts corporation, Kaz Canada, Inc., a Massachusetts corporation, Pur Water Purification Products, Inc., a Nevada corporation, Steel Technology, LLC, an Oregon limited liability company, and Drybar Products LLC, a Delaware limited liability company.

“Foreign Obligor” means a Loan Party that is a Foreign Person for which, as of the end of any fiscal year for which financial statements have been delivered pursuant to Section 7(a)(1), has total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 3.75% of Consolidated Total Assets.

“Foreign Person” means any Person that is organized under the Laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Limited that is a Foreign Person.

“Guaranty Supplement” has the meaning specified in Section 33(b).

“Joinder Date” has the meaning specified in Section 33(a).

“Material Domestic Subsidiary” means any Domestic Subsidiary of Limited (other than an Excluded Subsidiary) that, together with its Subsidiaries, has total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 3.75% of Consolidated Total Assets as of the end of the most recent four (4) fiscal quarters; provided, however, that if at any time there are Domestic Subsidiaries which are not classified as “Material Domestic Subsidiaries” but which collectively have total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 7.5% of Consolidated Total Assets, then HOT-TX shall promptly designate one or more such Subsidiaries as Material Domestic Subsidiaries and cause any such Subsidiary to comply with the provisions of Section 7(n) such that, after such Subsidiaries become Guarantors hereunder, the Domestic Subsidiaries that are not Guarantors shall have less than 7.5% of Consolidated Total Assets.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Other Foreign Investments” means obligations issued or directly insured or guaranteed by a Governmental Authority, time deposits, certificates of deposit, banker acceptances, commercial paper, repurchase obligations of a financial institution, money market funds or similar Investments that, in the good faith judgment of HOT-TX, are marketable or otherwise liquid and readily convertible to known amounts of cash; provided that the aggregate amount of Other Foreign Investments by a non-CFC Foreign Subsidiary at any time outstanding shall not exceed $20,000,000.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), any member states of the European Union or other relevant sanctions authority.
“Sanctions Laws” means all laws, rules, regulations and requirements administered or enforced by the United States Government (including, without limitation, OFAC, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom and any other relevant sanctions authority in connection with Sanctions or the Act.
“Sixth Amendment Effective Date” means May 14, 2020.

“Solvent” means, with respect to any Person, that the fair value of the assets of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person is, on the date of determination, not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent obligation or other contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

(b)    Section 1 of the Guaranty Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following:
“Acquisition Consideration” means the consideration given by Limited or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication)

(a) the fair market value of any cash or property (excluding Equity Interests) or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Limited or any of its Subsidiaries.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has the meaning correlative thereto. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of Limited.
“Cash and Cash Equivalents” means, collectively (a) cash; (b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two (2) years from the date of acquisition thereof; provided that such obligations described in this clause (b) are backed by the full faith and credit of the United States or are pledged in support thereof; (c) time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender (as defined in the Credit Facility) or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) has (or the parent of which has) outstanding short term debt rated P-1 (or the then equivalent grade) by Moody's or A-1 (or the then equivalent grade) by S&P and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one (1) year from the date of acquisition thereof; (d) commercial paper issued by any Person organized under the laws of any state of the United States and rated in one of the two highest rating categories by Moody's or by S&P, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition thereof; (e) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (f) Investments in money market mutual funds that are classified as current assets in accordance with GAAP, and the portfolios of which invest at least 95% of its assets in Investments of the character, quality and maturity described in clauses (b), (c), (d) and (e) of this definition maturing not more than one year after the acquisition thereof, which funds are managed by Persons having, or who are members of holding companies having, in the aggregate, capital and surplus in excess of $100,000,000; and (g) in the case of Investments by a non-CFC controlled Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (f) customarily utilized in countries in which such Subsidiary operates for short-term cash management purposes.
“CFC” means a Foreign Subsidiary of Limited that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934)), directly or indirectly, of 50% or more of the total voting power of Voting Equity Interests of Limited or HOT-TX, as the case may be, or
(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Limited (excluding vacant seats) cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding vacant seats) or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding vacant seats).
“Consolidated EBIT” means for any period the sum of Consolidated Net Earnings for such period, plus
(a) without duplication and to the extent deducted in calculating Consolidated Net Earnings (other than with respect to clause (a)(vi)), in each case for Limited and its Subsidiaries, all determined in accordance with GAAP for such period, the total of:
(i) interest expense,
(ii) federal and state income and franchise tax expense,
(iii) to the extent non-cash, any impairment charges, asset write-offs and write-downs incurred during such period,
(iv) to the extent non-cash, any write-offs or write‑downs of goodwill or other intangibles during such period,
(v) non-cash charges for such period but excluding any non-cash charge that is an accrual of a reserve for a cash expense or cash payment to be made, or anticipated to be made, in a future period,
(vi) the amount of pro forma “run-rate” cost savings, operating expense reductions, operating improvements and synergies actually implemented by Limited or its Subsidiaries or related to an Acquisition or Disposition projected to be realized as a result of actions taken or are expected to be taken, in each case, that are reasonably identifiable, factually supportable and projected by Limited in good-faith to be realized as a result of Acquisitions, Dispositions, cost savings or business optimization initiatives or other similar transactions or initiatives consummated after the Sixth Amendment Effective Date to the extent not prohibited by this Guaranty Agreement, net of the amount of actual benefits realized in respect thereof; provided that (A) actions in respect of such non-cash cost‑savings, operating expense reductions, operating improvements and synergies have been, or will be, taken within 12 months of the applicable Acquisition, Disposition or initiative, (B) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (vi) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBIT, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBIT pursuant to this clause (vi) to the extent occurring more than four fiscal quarters after the applicable Acquisition, Disposition or initiative, (D) Limited must deliver to the Purchaser (1) a certificate of a Responsible Officer of Limited setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (2) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies,
(vii) any unusual or non-recurring charges or losses for such period,
(viii) any fees, expenses or charges (other than depreciation or amortization expense) incurred during such period in connection with any Investment (including any Acquisition), Disposition outside of the ordinary course of business, issuance of Indebtedness or capital stock, or amendment, modification, repayment or refinancing of any debt instrument, in each case permitted under this Guaranty Agreement, including (A) any such transactions undertaken but not completed and any transactions consummated prior to the Sixth Amendment Effective Date and (B) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees,
(ix) restructuring and similar charges, accruals, reserves, severance, relocation costs, lease termination or modification costs, integration and facilities opening or closing costs and other business optimization expenses (including in connection with revenue synergies), signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans,
(x) non-recurring cash expenses recognized for information technology and other integration costs and business optimization expenses in connection with any cost savings or business optimization initiatives, and
(xi) fees, charges, costs and expenses incurred in such period in connection with Litigation, minus

(b)     without duplication and to the extent added in calculating Consolidated Net Earnings, in each case for Limited and its Subsidiaries, all determined in accordance with GAAP for such period, the total of:
(i) federal and state, local and foreign income tax credits (other than to the extent netted in clause (a)(ii) above),
(ii) other non-cash gains, excluding any such non-cash gains to the extent they represent a reversal of an accrual of a reserve for a cash expense or cash payment that reduced Consolidated EBIT in a prior period that are described in the exclusion noted in clause (a)(v) above, and
(iii) any unusual or non-recurring income or gains for such period, all determined in accordance with GAAP;
provided, that the aggregate amount added back in the calculation of Consolidated EBIT for any such period pursuant to clauses (a)(vi), (a)(viii), (a)(ix), (a)(x) and (a)(xi) shall not exceed 20% of Consolidated EBIT for the applicable four-quarter period (calculated prior to giving effect to any add-backs pursuant to such clauses).
“Consolidated EBITDA” means for any period the sum of Consolidated Net Earnings for such period, plus
(a)     without duplication and to the extent deducted in calculating Consolidated Net Earnings (other than with respect to clause (a)(vii)), in each case for Limited and its Subsidiaries, all determined in accordance with GAAP for such period, the total of:
(i) depreciation and amortization expenses,
(ii) interest expense,
(iii) federal and state income and franchise tax expense,
(iv) to the extent non-cash, any impairment charges, asset write-offs and write-downs incurred during such period,
(v) to the extent non-cash, any write-offs or write‑downs of goodwill or other intangibles during such period,
(vi) non-cash charges for such period but excluding any non-cash charge that is an accrual of a reserve for a cash expense or cash payment to be made, or anticipated to be made, in a future period,
(vii) the amount of pro forma “run-rate” cost savings, operating expense reductions, operating improvements and synergies actually implemented by Limited or its Subsidiaries or related to an Acquisition or Disposition projected to be realized as a result of actions taken or are expected to be taken, in each case, that are reasonably identifiable, factually supportable and projected by Limited in good-faith to be realized as a result of Acquisitions, Dispositions, cost savings or business optimization initiatives or other similar transactions or initiatives consummated after the Sixth Amendment Effective Date to the extent not prohibited by this Guaranty Agreement, net of the amount of actual benefits realized in respect thereof; provided that (A) actions in respect of such non-cash cost‑savings, operating expense reductions, operating improvements and synergies have been, or will be, taken within 12 months of the applicable Acquisition, Disposition or initiative, (B) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four fiscal quarters after the applicable Acquisition, Disposition or initiative, (D) Limited must deliver to the Purchaser (1) a certificate of a Responsible Officer of Limited setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (2) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies,
(viii) any unusual or non-recurring charges or losses for such period,
(ix) any fees, expenses or charges (other than depreciation or amortization expense) incurred during such period in connection with any Investment (including any Acquisition), Disposition outside of the ordinary course of business, issuance of Indebtedness or capital stock, or amendment, modification, repayment or refinancing of any debt instrument, in each case permitted under this Guaranty Agreement, including (A) any such transactions undertaken but not completed and any transactions consummated prior to the Sixth Amendment Effective Date and (B) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees,
(x) restructuring and similar charges, accruals, reserves, severance, relocation costs, lease termination or modification costs, integration and facilities opening or closing costs and other business optimization expenses (including in connection with revenue synergies), signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans,
(xi) non-recurring cash expenses recognized for information technology and other integration costs and business optimization expenses in connection with any cost savings or business optimization initiatives, and
(xii) fees, charges, costs and expenses incurred in such period in connection with Litigation, minus

(b)     without duplication and to the extent added in calculating Consolidated Net Earnings, in each case for Limited and its Subsidiaries, all determined in accordance with GAAP for such period, the total of:
(i) federal and state, local and foreign income tax credits (other than to the extent netted in clause (a)(iii) above),
(ii) other non-cash gains, excluding any such non-cash gains to the extent they represent a reversal of an accrual of a reserve for a cash expense or cash payment that reduced Consolidated EBIT in a prior period that are described in the exclusion noted in clause (a)(vi) above, and
(iii) any unusual or non-recurring income or gains for such period, all determined in accordance with GAAP;
provided, that the aggregate amount added back in the calculation of Consolidated EBITDA for any such period pursuant to clauses (a)(vii), (a)(ix), (a)(x), (a)(xi) and (a)(xii) shall not exceed 20% of Consolidated EBITDA for the applicable four-quarter period (calculated prior to giving effect to any add-backs pursuant to such clauses).
“Consolidated Funded Indebtedness” means, as of any date of determination, for Limited and its Subsidiaries on a consolidated basis (eliminating intercompany Indebtedness), the sum of:
(a)    all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments;
(b)    all Indebtedness of such Person in respect of Disqualified Equity Interests;
(c)    all liabilities for the deferred purchase price of property acquired (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(d)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(e)    all liabilities for borrowed money secured by any Lien with respect to any property owned (whether or not it has assumed or otherwise become liable for such liabilities);
(f)    all outstanding reimbursement obligations in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(g)    without duplication, all Guarantees with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

For all purposes hereunder, the Consolidated Funded Indebtedness of any Person shall not include any other indebtedness or portion thereof with respect to which and to the extent the trustee or other applicable depository in respect of such indebtedness holds cash or cash equivalents in an amount sufficient to repay the principal, and accrued interest on, such indebtedness, and the foregoing shall constitute a redemption or a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.
“Consolidated Net Earnings” means for any period, net earnings (or loss) after income taxes of Limited and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but not including in such net earnings (or loss) the following:
(a)    any extraordinary gain or loss arising from the sale of capital assets;
(b)    any extraordinary gain or loss arising from any write-up or write-down of assets;
(c)    net earnings of any Person in which Limited or any Subsidiary shall have an ownership interest other than a Subsidiary unless such net earnings (or any portion thereof) shall have actually been received by Limited or such Subsidiary in the form of cash distributions;
(d)    earnings or losses of any Subsidiary accrued prior to the date it became a Subsidiary;
(e)    any portion of the net earnings of any Subsidiary that is not a Loan Party that by reason of any contract or charter restriction or Applicable Law or regulation (or in the good faith judgment of the Board of Directors of Limited for any reason) is unavailable for payment of dividends to Limited or any of its Subsidiaries, provided that the aggregate amount of such net earnings that could be paid to Limited or a Subsidiary by loans or advances or repayment of loans or advances that are due beyond the Maturity Date, intercompany transfer or otherwise will be included in Consolidated Net Earnings;
(f)    the earnings or losses of any Person acquired by Limited or any Subsidiary through purchase, merger, consolidation or otherwise, or the earnings or losses of any Person substantially all of whose assets have been acquired by Limited or any of its Subsidiaries, for any period prior to the date of such acquisition;
(g)    any gain arising from the acquisition of any securities of Limited or any of its Subsidiaries;
(h)    the earnings or losses attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses Disposed of prior to the date of determination;
(i)    the cumulative effect of a change in accounting principles;
(j)    non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, restricted stock units, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions;
(k)    (i) charges and expenses pursuant to any management equity plan, long term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of Limited or any Subsidiary, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of Limited or net cash proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of Limited;
(l)    any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations (but only for so long as such loss, charge or expense remains a non-cash contingent obligation); and
(m)    any other extraordinary gains or losses or any other gain or loss arising from any event or transaction that is unusual in nature and infrequent in occurrence (but which otherwise does not constitute an extraordinary item under GAAP) and which GAAP requires to be reported as a separate component of revenues and expenses from continuing operations.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Limited or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by HOT-TX or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Pension Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any “withdrawal liability” as such term is defined under Part 1 of Subtitle E of Title IV of ERISA or any other liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon HOT-TX or any ERISA Affiliate.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 3.

“Guarantors” means, collectively, (a) Limited, (b) HOT-TX, (c) the Existing Subsidiary Guarantors and (c) each other Subsidiary that executes and delivers a Guaranty Supplement pursuant to Section 33.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (but for purposes of Section 8(c) only, such obligations shall only be Indebtedness to the extent drawn upon or a claim is made in respect thereof);
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    Capital Leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any dividend or similar payment in respect of any Disqualified Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, a limited liability company or similar entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For all purposes hereunder, the Indebtedness of any Person shall not include any other indebtedness or portion thereof with respect to which and to the extent the trustee or other applicable depository in respect of such indebtedness holds cash or cash equivalents in an amount sufficient to repay the principal, and accrued interest on, such indebtedness, and the foregoing shall constitute a redemption or a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters most recently ended for which Limited has delivered financial statements pursuant to Section 7(a). For purposes of calculating the Leverage Ratio as of any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by a Responsible Officer of Limited to the Purchaser and as approved by the Purchaser) assuming that all Acquisitions made, and all Dispositions completed, during the four consecutive fiscal quarters most recently ended had been made on the first day of such period.
“Material Adverse Effect” means (a)  a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Limited and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon (i) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document or (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For avoidance of doubt, Obligations shall not include any Excluded Swap Obligations.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by HOT-TX and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Qualified Acquisition” means an Acquisition by Limited or any Subsidiary, which Acquisition has been designated to the Purchaser in a Qualified Acquisition Notice as a “Qualified Acquisition”, provided that the aggregate Acquisition Consideration is greater than $150,000,000.

“Qualified Acquisition Notice” means a written notice from Limited to the Purchaser (a) delivered not later than 5 days prior to the date of closing of the proposed Qualified Acquisition (or such shorter period agreed to by the Purchaser) and (b) which describes the Qualified Acquisition which is the basis for such request (including, without limitation, a pro forma calculation of the Leverage Ratio immediately prior to and after giving effect to such Qualified Acquisition, which calculation shall indicate that the Leverage Ratio immediately prior to such Qualified Acquisition is not greater than 3.50 to 1.00), and otherwise in form reasonably satisfactory to the Purchaser.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, Controlled or held by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Limited.
“Treasury Stock Purchase” means, with respect to any Person, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interests of such Person or on account of any returns of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).
“Unrestricted Cash and Cash Equivalents” means (a) Cash and Cash Equivalents (other than those Investments described in clause (g) of the definition of Cash and Cash Equivalents) and (b) Other Foreign Investments, in each case, owned by Limited and its Subsidiaries that are not subject to any Lien or control agreement or limitations or restrictions on the use thereof.
(c)    Section 1 of the Guaranty Agreement is hereby amended by deleting the following definitions in their entirety: “Current Control Group”, “Healthy Directions Purchase Agreement”, “Redeemable Stock”, “Senior Debt”, “Senior Notes”, “Senior Note Agreements” “2004 Senior Notes”, “2011 Senior Notes”, “2004 Senior Note Agreement”, “2011 Senior Note Agreement”.
(d)    Section 2 of the Guaranty Agreement is hereby amended by adding a new subsection (e), which subsection (e) shall read as follows:
(e)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a Person shall constitute a separate Person hereunder (and each division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
(e)    Section 3 of the Guaranty Agreement is hereby amended by revising subsection (a) thereto to read as follows:
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Guaranty Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Limited and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Section 3 of the Guaranty Agreement is hereby amended by adding new subsections (c), (d), (e) and (f), which subsections shall read as follows:
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of HOT-TX and its Subsidiaries or to the determination of any amount for the HOT-TX and its Subsidiaries on a consolidated basis solely with respect to HOT-TX’s compliance with Section 8(k) shall, in each case, be deemed to include each variable interest entity that HOT-TX is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)    Operating and Capital Lease Treatment. Notwithstanding the forgoing or any provision herein to the contrary, any lease that was, or would have been, characterized as (i) an operating lease in accordance with GAAP prior to Limited’s adoption of FASB ASC 842 (regardless of the date on which such lease has been entered into) shall not be a Capital Lease, and any such lease shall be, for all purposes of this Guaranty Agreement, treated as though it were reflected on Limited’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Limited’s adoption of FASB ASC 842 and (ii) a Capital Lease in accordance with GAAP prior to Limited’s adoption of FASB ASC 842 (regardless of the date on which such lease has been entered into) shall not be an operating lease, and any such lease shall be, for all purposes of this Guaranty Agreement, treated as though it were reflected on Limited’s consolidated financial statements in the same manner as a Capital Lease would have been reflected prior to the Limited’s adoption of FASB ASC 842.
(e)    Financial Ratio or Test Compliance. For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(f)    Calculation of Consolidated Total Assets. Any reference to a percentage of Consolidated Total Assets, unless provided otherwise, shall be to the Consolidated Total Assets from and after the most recent date that financial statements have been delivered pursuant to Sections 7(a)(1) and 7(a)(2), as applicable.
(c)    Section 6(e)(4) of the Guaranty Agreement is hereby amended by deleting the word “Closing Date” and replacing them with “Sixth Amendment Effective Date”.
(d)    Section 6(g) of the Guaranty Agreement is hereby amended by inserting the words “(including any License)” after the words “Contractual Obligation”.
(e)    Section 6(k) of the Guaranty Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(k)    Taxes. Limited and its Subsidiaries have filed all Federal and other material state or other tax returns and reports required to be filed, and have paid all material amounts with respect to Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Limited or any of its Subsidiaries that would, if made, have a Material Adverse Effect. As of the Sixth Amendment Effective Date, neither Limited nor any of its Subsidiaries thereof is party to any tax sharing agreement. As of the Closing Date, the Federal Income tax liabilities of Limited and its Subsidiaries have been determined by the IRS and paid for all tax years up to and including the fiscal year 2006.
(f)    Section 6(l) of the Guaranty Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(a)    ERISA Compliance.
(1)     Each Plan (other than any Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of Limited and HOT-

TX, nothing has occurred that would prevent or reasonably be expected to cause the loss of such tax-qualified status.
(2)    There are no pending or, to the knowledge of Limited and HOT-TX, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than any Multiemployer Plan) that could reasonably be expected to have a Material Adverse Effect. To the knowledge of Limited and HOT-TX, there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(3)    (i) No ERISA Event has occurred, and neither HOT-TX nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) HOT-TX and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by HOT-TX or any ERISA Affiliate; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither HOT-TX nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither HOT-TX nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither HOT-TX nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except in each case with respect to clauses (i) through (vi) above where the occurrence or existence thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(4)    Neither HOT-TX or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6(l)(4) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Guaranty Agreement.
(5)    HOT-TX represents and warrants as of the Sixth Amendment Effective Date that HOT-TX is and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with HOT-

TX’s entrance into, participation in, administration of and performance of the Loans, the Loan Documents, the Guarantied Obligations or this Guaranty Agreement.
(b)    Section 6(m) of the Guaranty Agreement is hereby amended by deleting the words “Closing Date” at each occurrence in such subsection and replacing them with “Sixth Amendment Effective Date”.
(c)    Section 6(r) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(r)     Solvency. Limited and its Subsidiaries, on a consolidated basis, are Solvent. The Loan Parties, taken together as a whole, are Solvent.
(d)    Section 6 of the Guaranty Agreement is hereby amended by adding a new subsection (s), which subsection (s) shall read as follows:
(s)    Sanctions Concerns and Anti-Corruption Laws.
(1)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or controlled Affiliate thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any applicable Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Limited and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(2)    Anti-Corruption Laws. Limited and its Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(e)    Section 6 of the Guaranty Agreement is hereby amended by adding a new subsection (t), which subsection (t) shall read as follows:
(t)    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification most recently provided to the Purchaser, if applicable, is true and correct in all respects.
(f)    Section 7(b) of the Guaranty Agreement is hereby amended by (i) deleting the final word in clause (4), (ii) by adding the following new clauses (5) and (6), which clauses shall read as follows and (iii) renumbering clause (5) as clause (7):
(5)    to the extent any Loan Party qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, an updated Beneficial Ownership

Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to the Purchaser in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification;
(6)    promptly following any request therefor, provide information and documentation reasonably requested by the Purchaser for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and
(g)    Section 7(c)(2) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:

i.
of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Limited or any Subsidiary, except to the extent that breach, non-performance or default could not reasonably be expected to have a Material Adverse Effect or result in a Default; (ii) any material dispute, litigation, investigation, proceeding or suspension between Limited or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Limited or any Subsidiary, including pursuant to any applicable Environmental Laws, in which the amount involved is $10,000,000 or more, which (A) involve the probability of any judgment or liability not adequately covered by insurance or (B) in which injunctive or similar relief is sought, and which could reasonably be expected to have a Material Adverse Effect;

(h)    Section 7(c)(3) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:

ii.	of the occurrence of any ERISA Event, which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary in an aggregate amount in excess of $5,000,000;
(i)    Section 7(d) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(d)    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Limited or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, to the extent that failure to pay or discharge any such obligation or liability could not reasonably be expected to have a Material Adverse Effect.
(j)    Section 7(i) of the Guaranty Agreement is hereby amended by inserting the words “(in all material respects)” after the words “entries” in the second line of such subsection.
(k)    Section 7(k) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(k)    Use of Proceeds. Use the proceeds of the Loan for the Cost of Construction of the Project, not in of any Sanctions Law, any applicable Laws of the Federal Reserve Board, including Regulations T, U and X, or of any Loan Document.
(l)    Section 7 of the Guaranty Agreement is hereby amended by adding new subsections (l), (m) and (n), which subsections (l), (m) and (n) shall read as follows:
(l)    Anti-Corruption Laws; Sanctions. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
(m)    Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect on the legality, validity or enforceability of this Guaranty Agreement.
(n)    Covenant to Guarantee Obligations.
(1)    Cause any Material Domestic Subsidiary (other than (i) an Excluded Subsidiary or (ii) a merger subsidiary formed in connection with a merger or acquisition, including an Acquisition permitted hereunder, so long as such merger subsidiary is merged out of existence pursuant to and immediately upon the consummation of such transaction) formed or otherwise purchased or acquired after the Sixth Amendment Effective Date, or which becomes a Subsidiary (other than (x) an Excluded Subsidiary or (y) a merger subsidiary formed in connection with a merger or acquisition, including an Acquisition permitted hereunder, so long as such merger subsidiary is merged out of existence pursuant to and immediately upon the consummation of such transaction) after the Sixth Amendment Effective Date to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Purchaser in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Guaranty Supplement.

(2)    If any other Subsidiary becomes a Material Domestic Subsidiary after the Sixth Amendment Effective Date, cause such Subsidiary to promptly (and in any event within thirty (30) days after the next following date on which a Compliance Certificate is required to be delivered pursuant to Section 7(b)(1) (or such longer period of time as agreed to by the Purchaser in its reasonable discretion), become a Guarantor hereunder by way of execution of a Guaranty Supplement.
(3)    In connection with the addition of a Guarantor under clauses (n)(1) and (2) above, the Loan Parties shall deliver to the Purchaser, with respect to each new Guarantor to the extent applicable, (i) incumbency certificate, Organization Documents and documents evidencing due organization, valid existence, good standing and qualification to do business, (ii) a favorable opinion of counsel to such Subsidiary located in the jurisdiction of organization of such Subsidiary, in form, content and scope reasonably satisfactory to the Purchaser, (iii) other documentation and other evidence as reasonably requested by the Purchaser in connection with applicable “know your customer” and anti-money-laundering rules and regulations and (iv) such other documents or agreements as the Purchaser may reasonably request, including without limitation, an updated Schedule 6(m).
(m)    Section 8(a) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(a)    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(1)    Liens pursuant to any Loan Document;
(2)    Liens existing on the Sixth Amendment Effective Date and listed on Schedule 8(a) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed from a Subsidiary that is not a Loan Party to a Loan Party, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8(c)(2);
(3)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(4)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(5)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other social security legislation and similar obligations, other than any Lien imposed by ERISA;
(6)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds, customs bonds and other obligations of a like nature incurred in the ordinary course of business;
(7)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(8)    Liens, or an existing pledge of a deposit, securing payment of senior debt by an Affiliate or Subsidiary to a foreign financial institution as described in the financial statements delivered pursuant to Section 6(e) or which may be disclosed from time to time by any such party; provided the Indebtedness secured by such Liens does not exceed $20,000,000 in aggregate principal amount;
(9)    Liens securing Indebtedness permitted under Section 8(c)(5); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(10)    Liens in favor of a Loan Party;
(11)    Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated or amalgamated with Limited or a Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger, consolidation or amalgamation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated or amalgamated with Limited or a Subsidiary and, to the extent such Lien secures Indebtedness, the applicable Indebtedness secured by such Lien is permitted under Section 8(c)(15);
(12)    Liens on property existing at the time of acquisition thereof by Limited or a Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition and the applicable Indebtedness secured by such Lien is permitted under Section 8(c)(15);
(13)    Liens securing Indebtedness permitted by Section 8(c)(9);
(14)    Liens existing on the Closing Date against the Investments described in Section 8(b)(10);

(15)    Liens solely on any cash earnest money or escrow deposits made by Limited or a Subsidiary in connection with any letter of intent, purchase agreement or similar agreement relating to an Acquisition permitted hereunder;
(16)    (i) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8(b) to be applied against the purchase price for such Investment, (ii) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture pursuant to any joint venture agreement only to the extent such encumbrances or restrictions do not secure Indebtedness and (iii) Liens consisting of Contractual Obligations to consummate a Disposition or to not otherwise Dispose of the assets, business or properties subject to such Disposition, in each case, to the extent such Disposition is permitted by Section 8(e) (other than Sections 8(e)(5), (6), and (10)) and to the extent that such Liens do not secure monetary obligations to the applicable purchaser, in each case, solely to the extent such Investment (including such joint venture) or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(17)    Liens arising from precautionary UCC financing statement filings or precautionary personal property security financing statements (or substantially equivalent filings outside of the United States) filed in respect of any lease and that do not secure Indebtedness;
(18)    any option or other agreement to purchase any asset of Limited or any Subsidiary, the purchase, sale or other disposition of which is not prohibited by Section 8(e);
(19)    Liens arising from the rendering of an interim or final judgment or order against Limited or any Subsidiary that does not give rise to an Event of Default;
(20)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods permitted hereunder entered into by Limited or any Subsidiary in the ordinary course of its business and permitted by this Guaranty Agreement;
(21)    (i) non-exclusive and exclusive licenses and sublicenses granted by Limited or a Subsidiary, provided such exclusivity applies only to territory and field of use and (ii) leases and subleases (by a Limited or a Subsidiary as lessor or sublessor), in each case of clauses (i) and (ii) not interfering in any material respect with the business of Limited and its Subsidiaries;
(22)    Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(23)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24)    Liens arising by operation of law or contract on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Guaranty Agreement;
(25)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by Limited or any of its Subsidiaries with any depository institution, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and
(26)    Liens not otherwise permitted by this Section securing Indebtedness and other obligations permitted under this Guaranty Agreement, which Indebtedness and other obligations shall not exceed $15,000,000 in the aggregate at any time outstanding; provided such Liens (i) shall not secure Subordinated Indebtedness and (ii) shall not be granted on, or attach to, (1) Licenses, (2) Equity Interests in Material Subsidiaries or (3) material IP Rights.
(n)    Section 8(b) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(b)    Investments. Make any Investments, except:
(1)    Investments in Cash and Cash Equivalents;
(2)    advances to officers, directors and employees of HOT-TX and Guarantors in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(3)    Investments of HOT-TX in any Guarantor and Investments of any Guarantor in HOT-TX or in another Guarantor;
(4)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other suppliers, vendors and customers (including in connection with the bankruptcy, reorganization or similar proceedings of such Persons or settlement of delinquent accounts and disputes with, account debtors, or other suppliers, vendors and customers), in each case, to the extent reasonably necessary in order to prevent or limit loss;
(5)    Investments as a result of Acquisitions, if each of the following conditions has been satisfied: (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii)(A) if such Acquisition is a Qualified Acquisition, immediately before and after giving effect to such Acquisition, HOT-TX is in compliance with Section 8(k)(2) or (B) if such

Acquisition is not a Qualified Acquisition, immediately before and after giving effect to such Acquisition, the Leverage Ratio on a pro forma basis is not greater than 3.25 to 1.00, (iii) immediately before and after giving effect to such Acquisition, Liquidity will be at least $25,000,000, (iv) such Acquisition shall not be opposed by the board of directors or similar governing body of the Person or assets being acquired and (v) if the Acquisition results in a Material Domestic Subsidiary, such Subsidiary shall execute and deliver to the Purchaser, (x) a Guaranty Supplement, (y) incumbency certificate, Organization Documents and documents evidencing due organization, valid existence, good standing and qualification to do business and (z) a favorable opinion of counsel to such Person located in the jurisdiction of organization of such Person, in form, content and scope reasonably satisfactory to the Purchaser, in each case to the extent required by the terms of Section 7(n);
(6)    Investments that are otherwise permitted by this Guaranty Agreement, including Section 8(c)(10) and Guaranties permitted pursuant to Section 8(c)(3) (but subject to the limitation set forth therein);
(7)    Investments (i) by a Subsidiary (other than a Loan Party) in any other Subsidiary and (ii) by a Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed the greater of (1) $50,000,000 and (2) 2.0% of Consolidated Total Assets at any time outstanding;
(8)    Investments existing on the Sixth Amendment Effective Date and described on Schedule 6(m) or Schedule 8(b) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Sixth Amendment Effective Date; provided that the amount of any Investment permitted pursuant to this Section 8(b)(8) is not increased from the amount of such Investment on the Sixth Amendment Effective Date;
(9)    Investments acquired as a result of the purchase or other acquisition by Limited or any Subsidiary in connection with an Acquisition permitted by this Guaranty Agreement; provided, that such Investments were not made in contemplation of such Acquisition and were in existence at the time of such Acquisition;
(10)    promissory notes and other non-cash consideration received by Limited or any Subsidiary in connection with Dispositions permitted by Section 8(e) (other than Sections 8(e)(2), (3), (10) and (12)));
(11)    so long as immediately before and immediately after any such transaction, no Default shall have occurred and be continuing, Investments held by a Subsidiary acquired after the Closing Date or of a Person merged, consolidated or amalgamated with or into Limited or any Subsidiary, in each case in accordance with Section 8(d) after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(12)    Guarantees of Limited or any Subsidiary in respect of leases (other than Capital Leases) or of other obligations of a Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(13)    Investments received in connection with any Disposition permitted by Section 8(e) (other than Sections 8(e)(2), (3), (10) and (12)));
(14)    other Investments by Foreign Subsidiaries in an aggregate amount not to exceed $20,000,000 at any time outstanding; and
(15)    so long as no Default exists or would result therefrom, Investments not otherwise permitted to be made pursuant to clauses (1) through (14) above, which, as of the date of any such Investment, do not exceed 15% of Consolidated Net Worth.
(o)    Section 8(c) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(c)    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(1)    Indebtedness under the Loan Documents;
(2)    Indebtedness outstanding on the Sixth Amendment Effective Date and listed on Schedule 8(c) or permitted hereunder, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Loan Parties or the Guarantied Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(3)    Guarantees by Limited or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of a Loan Party or any Subsidiary that is not a Loan Party; provided that any Guarantee incurred by a Loan Party of the obligations of a Subsidiary that is not a Loan Party shall be permitted pursuant to Section 8(b)(7)(ii);
(4)    obligations (contingent or otherwise) of Limited or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(5)    Indebtedness in respect of Capital Leases, Synthetic Lease Obligations, purchase money obligations for fixed or capital assets and obligations for the construction and improvement of fixed or capital assets within the limitations set forth in Section 8(a)(1); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $75,000,000;
(6)    Intentionally Omitted;
(7)    Indebtedness incurred pursuant to Credit Facility and any refinancings, refundings, renewals or extensions thereof, as amended from time to time;
(8)    Indebtedness of any Loan Party representing deferred compensation to employees or directors of Limited or any Subsidiary incurred in the ordinary course of business;
(9)    contingent obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;
(10)    Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;
(11)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security benefit or other similar statutory obligations (other than obligations imposed by ERISA) or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, in each case in the ordinary course of business;
(12)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(13)    Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply agreements, in each case in the ordinary course of business;
(14)    Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Acquisitions or other Investments permitted under Section 8(b) or Dispositions permitted under Section 8(e) (other than Sections 8(e)(2), (3), (10) and (12)));
(15)    Indebtedness of any Person that becomes a Subsidiary of Limited (or is merged, consolidated or amalgamated with Limited or a Subsidiary of Limited), or Indebtedness of any Person that is assumed by Limited or any Subsidiary in connection with an acquisition of assets by Limited or such Subsidiary in an Acquisition permitted under Section 8(b); provided that (1) the aggregate principal amount of Indebtedness outstanding under this clause (15) at any time shall not exceed the greater of (x) $50,000,000 and (y) 2.5% of Consolidated Total Assets; (2) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such assets being acquired, (3) with respect to any Indebtedness of any Person that becomes a Subsidiary or that is merged, consolidated or amalgamated with or into Limited or a Subsidiary, such Indebtedness is not guaranteed in any respect by Limited or any Subsidiary (other than by any such Person that so becomes a Subsidiary or is the survivor of a merger, consolidation or amalgamation with or into such Person and any of its Subsidiaries), (4) no Default or Event of Default exists or would result therefrom after giving pro forma effect to such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such assets being acquired and (5) any refinancings, refundings, renewals or extensions of such Indebtedness described in clause (2) above; provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Loan Parties or the Guarantied Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(16)    unsecured Indebtedness not otherwise permitted to be incurred pursuant to any of clauses (1) through (15) above provided that (i) the final maturity of such Indebtedness is beyond the Maturity Date and (ii) no Default exists at the time of incurrence of any such Indebtedness or would result therefrom;
(17)    Indebtedness not to exceed $20,000,000 at any one time outstanding; provided that at the time of, and after giving effect to, the incurrence of such Indebtedness no Default shall exist; and
(18)    intercompany Indebtedness (i) between Loan Parties, (ii) between Subsidiaries that are not Loan Parties, or (iii) between a Loan Party and a Subsidiary that is not a Loan Party in which the net principal amount thereof, together with all other such Indebtedness between Loan Parties and Subsidiaries that are not Loan Parties incurred in reliance on this Section 8(c)(18) (excluding for purposes of this calculation any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party if such Indebtedness is subject to a subordination agreement in form and substance acceptable to the Purchaser), shall not exceed the greater of (1) $50,000,000 and (2) 2.0% of Consolidated Total Assets in aggregate amount at any time outstanding.
(p)    Section 8(d) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(d)    Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
i.any Subsidiary (other than HOT-TX) may merge, consolidate or amalgamate with (i) one of the Loan Parties, provided such Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging, consolidating or amalgamating with another Subsidiary, the Guarantor shall be the continuing or surviving Person;
(2)    HOT-TX may merge, consolidate or amalgamate with one of the Loan Parties or a Subsidiary, provided (i) HOT-TX shall be the continuing or surviving Person or (ii) a Domestic Subsidiary shall be the continuing or surviving Person and shall become HOT-TX, subject to the consent of the Purchaser as required by Section 20;
(3)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Limited or any Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee must either be HOT-TX or a Guarantor and (ii) if the transferor in such a transaction is HOT-TX, then the transferee must be a Domestic Subsidiary that becomes HOT-TX, subject to the consent of the Purchaser required by Section 20; and
(4)    Limited or any Subsidiary may make any Acquisition or Disposition permitted by Section 8(b) or 8(e) (other than Section 8(e)(6)).

(q)    Section 8(e) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(e)    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(1)    Dispositions of surplus, outdated, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(2)    Dispositions of inventory in the ordinary course of business;
(3)    Dispositions of (i) Investments descried in clauses (b) – (g) of the definition of Cash and Cash Equivalents and (ii) Other Foreign Investments, in each case, in the ordinary course of business;
(4)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(5)    Dispositions of property by Limited or any Subsidiary to one of HOT-TX or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be HOT-TX or a Guarantor;
(6)    Dispositions permitted by Section 8(d) (other than Section 8(d)(4));
(7)    Dispositions of accounts receivable on a non-recourse basis in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;
(8)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Limited or any Subsidiary;
(9)    licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of Limited or any Subsidiary;
(10)    the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that is, in the reasonable good faith judgment of Limited, no longer economically practicable or commercially desirable to maintain or useful in the conduct of its business and not materially disadvantageous to the interests of the Guarantied Parties;
(11)    leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Limited or any Subsidiary;

(12)    (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 8(b) (other than Sections 8(b)(6) and (13)) and (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 8(f);
(13)    Dispositions of assets (including Equity Interests of a Subsidiary) not otherwise permitted in clauses (1) through (11) above provided (i) there exists no Default both before and after giving effect to any such Disposition and (ii) the assets being Disposed of, together with all other assets Disposed of during the period of 12 consecutive months ending on the date of such Disposition generated less than 25% of Consolidated EBITDA determined as of the end of the fiscal year immediately preceding such Disposition;
provided, however, that any Disposition pursuant to clauses (2), (3), (4), (5), (9), (11) and (13) shall be for fair market value.
(r)    Section 8(f) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(f)    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(1)    each Subsidiary may make Dividends to Limited, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Dividend is being made (or, if not ratably, on a basis more favorable to Limited and the other Loan Parties);
(2)    Limited and each Subsidiary may declare and make Dividends payable solely in the common stock or other Equity Interests of such Person (other than Disqualified Equity Interests);
(3)    Limited and each Subsidiary may pay, purchase, redeem or otherwise acquire Equity Interests or Indebtedness issued or incurred by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests (other than Disqualified Equity Interests) or Subordinated Indebtedness;
(4)    if immediately before and after giving effect to any the payment of any cash Dividends or Treasury Stock Purchases (i) the Leverage Ratio on a pro forma basis is not greater than 3.25 to 1.00, and (ii) Liquidity will be at least $25,000,000, Limited may declare or pay cash Dividends to its stockholders and make Treasury Stock Purchases; provided, however, nothing in this clause (4) shall prohibit or restrict Treasury Stock Purchases made pursuant to Limited’s employee or director equity award plans;

(5)    Limited and each Subsidiary may purchase their common stock or other Equity Interests from present or former officers or employees of Limited or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 8(f)(5) after the Closing Date (net of any proceeds received by Limited or any such Subsidiary after the Closing Date in connection with resales of any common stock or other Equity Interest so purchased) shall not exceed $20,000,000 per fiscal year (with unused amounts in any fiscal year being carried over for one fiscal year); provided that such carried over amount shall not be aggregated with any other unused amount with respect to any other fiscal year;
(6)    Limited and each Subsidiary may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Limited or any such Subsidiary in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in Limited or such Subsidiary;
(7)    Limited may acquire its capital stock upon the exercise, vesting or settlement of stock options, restricted stock units, restricted stock or other similar awards and agreements for such capital stock of Limited if such capital stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise or settlement of such options, restricted stock units or other similar awards and agreements by, or the vesting of restricted capital stock or similar awards held by, any current or former director, officer, employee or consultant of Limited or any Subsidiary, in each case consistent with past practice of Limited;
(8)    Limited and each Subsidiary may pay any Dividend or consummate any redemption within 60 days after the date of declaration of the Dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the Dividend or redemption payment would have complied with, and was permitted to be made by, another provision of this Section 8(f); and
(9)    Limited and each Subsidiary may make regularly scheduled payments of principal and interest on any Subordinated Indebtedness, provided that any Loan Party or any Subsidiary of a Loan Party may make any payments to another Loan Party or Subsidiary of a Loan Party in respect of intercompany Indebtedness permitted under Section 8(c)(18)); provided, further, that Limited and its Subsidiaries may make payments to Limited or another Subsidiary to allow it to make the payments referred to in this Section 8(f)(9), so long as Limited or such Subsidiary applies the amount of any such payment for such purposes promptly upon receipt thereof.
(s)    Section 8(g) of the Guaranty Agreement is hereby amended by inserting the word “, complementary” after the word “related” in third line of such section.
(t)    Section 8(h) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:

(h)    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Limited, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Limited or such Subsidiary as would be obtainable by Limited or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions (i) between or among HOT-TX and any Guarantor, (ii) between or among any Guarantors or (iii) between or among Subsidiaries that are not Loan Parties, (b) Restricted Payments permitted by Section 8(f), (c) the payment of customary directors’ fees and reimbursement of reasonable out-of-pocket expenses to, and indemnities provided on behalf of, directors, officers, employees in the ordinary course of business to the extent attributable to the ownership or operation of Limited and its Subsidiaries; (d) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Limited’s board of directors in the ordinary course of business, (e) employment and severance arrangements between Limited or any Subsidiary and their respective officers and employees, in each case in the ordinary course of business as determined in good faith by Limited’s board of directors, (f) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purposes of improving the consolidated tax efficiency of Limited and its Subsidiaries on a consolidated basis and not for the purpose of circumventing any covenant set forth in this Guaranty Agreement so long as any such transactions, taken as a whole, are not materially disadvantageous to the Guarantied Parties in the good faith judgment of Limited and (g) Investments permitted by Section 8(b)(2).
(u)    Section 8(i) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(i) Burdensome Agreements. Enter into or be a party to any Contractual Obligation (other than this Guaranty Agreement and any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to HOT-TX or any Guarantor or to otherwise transfer property to HOT-TX or any Guarantor, (b) of any Subsidiary to Guarantee the Indebtedness of HOT-TX or (c) of Limited or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person. The provisions of this Section 8(i) will not apply to encumbrances or restrictions existing under or by reason of (i) agreements, instruments and documents entered into in connection with Indebtedness permitted under Section 8(c)(2), (3), (5), (7), (15), (16) or (17) and any restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Contractual Obligations, (ii) Applicable Law, and (iii) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (iv) purchase money obligations permitted under this Guaranty Agreement that impose restrictions on the property so acquired, (v) any agreement for the Disposition of a Subsidiary or assets of a Subsidiary that restricts distributions, the transfer of, or encumbrances on such assets by that Subsidiary pending its Disposition or any agreement entered into with respect to assets acquired or disposed of in connection with an Acquisition or a Disposition, (vi) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien and (vii) any agreement (other than an agreement entered into in connection with Indebtedness) in effect at the time any Person becomes a Subsidiary of Limited, so long as such prohibition or limitation applies only to such Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Limited, as such agreement may be amended, restated, supplemented, modified, extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 8(i) contained therein.
(v)    Section 8(k) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(k)    Financial Covenants.
(1)    Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter of Limited to be less than 3.00 to 1.00.
(2)    Leverage Ratio. Permit the Leverage Ratio to be greater than 3.50 to 1.00 at any time; provided, however, notwithstanding the foregoing, and following the delivery of a Qualified Acquisition Notice, (A) for the fiscal quarter in which such Qualified Acquisition is consummated, the Leverage Ratio shall not at any time during thereof exceed 4.25 to 1.00, (B) for the first, second and third fiscal quarters immediately following the fiscal quarter in which such Qualified Acquisition was consummated, the Leverage Ratio shall not at any time during thereof exceed 4.00 to 1.00, and (C) for the fourth fiscal quarter immediately following the fiscal quarter in which such Qualified Acquisition was consummated, the Leverage Ratio shall not at any time during thereof exceed 3.75 to 1.00.
(w)    Section 8(l) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(l)    Amendments of Subordinated Indebtedness. Change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument or agreement relating to any Subordinated Indebtedness that would result in (a) except as otherwise permitted by Section 8(c)(2), an increase in the principal, interest, overdue interest, fees or other amounts payable under any Subordinated Indebtedness, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Subordinated Indebtedness (including, without limitation, as a result of any redemption), in each case where such date fixed would result in a payment prior to the Maturity Date, (c) a change in any of the subordination provisions of any Subordinated Indebtedness unless such change is acceptable to Purchaser in its sole discretion or (d) any other change in any term, provision or covenant of any Subordinated Indebtedness that could reasonably be expected to have an adverse effect on the interest of the Purchaser.

(x)    Section 8(m) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(m)    Licenses. Assign or otherwise transfer any of the Licenses, in whole or in part, except that Licenses may be transferred to HOT-Barbados or another Loan Party if, and only if, at the time of such transfer no Default exists or would result therefrom.
(y)    Section 8(n) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(n)    Sanctions. Directly or indirectly, use any Loans or the proceeds of any Loans, or lend, contribute or otherwise make available such Loans or the proceeds of any Loans to any Person, to fund any activities of or business with any Person, that, at the time of such Loans, is the subject of Sanctions or is in any Designated Jurisdiction, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Guarantied Party or otherwise) of applicable Sanctions.
(z)    Section 8 of the Guaranty Agreement is hereby amended by adding new subsection (o), which subsection (o) shall read as follows:
(o)    Anti-Corruption Laws    . Directly or indirectly, use any Loans or the proceeds of any Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other anti-corruption legislation in other jurisdictions.
(aa)    Section 12(b) is hereby amended by replacing “(m) or (n)” with “(m), (n) or (o); or”.
(bb)    Section 12(d) is hereby amended by inserting the words “in any material respect” after the words “incorrect or misleading” in the last time of such section.
(cc)    Section 12(f) is hereby amended by inserting the words “seeking liquidation, reorganization, or other relief entered into with respect to it” after the words “Debtor Relief Law” in the second line of such section.
(dd)    Section 12(h) of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
(h)     Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money by such Loan Party or Subsidiary in an aggregate amount (as to all such judgments or orders) exceeding $20,000,000 not stayed, discharged, vacated, bonded or paid 30 days after entry thereof (to the extent not paid or covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(ee)    Section 33 of the Guaranty Agreement is hereby deleted in its entirety and shall be replaced with the following:
SECTION 33. Additional Guarantors.
i.From time to time and notwithstanding the provisions of Section 16, the Borrower may cause one or more additional Subsidiaries of Limited to become Guarantors hereunder by delivering, or causing to be delivered, to the Purchaser in respect of each applicable Subsidiary (i) a Guaranty Supplement in substantially the form of Exhibit B (each, a “Guaranty Supplement”) (the date of each such Guaranty Supplement being referred to herein as a “Joinder Date”, which date shall be at least ten days after the Borrower provides notice to the Purchaser of its intention to cause such Subsidiary to become a Guarantor hereunder), (ii) incumbency certificate, Organization Documents and documents evidencing due organization, valid existence, good standing and qualification to do business and (iii) a favorable opinion of counsel to such Subsidiary located in the jurisdiction of organization of such Subsidiary, in form, content and scope reasonably satisfactory to the Purchaser; provided that no Subsidiary may become a Guarantor hereunder pursuant to this Section 33 if a Default or Event of Default shall have occurred and be continuing on the applicable Joinder Date, or shall result from the joinder of such Subsidiary as a Guarantor on such Joinder Date. Without limiting the foregoing, if the designation of any additional direct or indirect, wholly-owned Subsidiary as a Guarantor hereunder obligates the Purchaser to comply with “know your customer” or similar regulatory requirements and the information necessary for such compliance is not already available to the Purchaser, the Borrower shall, promptly upon the request of the Purchaser, supply such documentation and other evidence as is reasonably requested by the Purchaser, in order for it to comply with all “know your customer” and/or similar identification procedures required under all applicable Laws.
(b) Upon the execution and delivery by any other Person of a Guaranty Supplement, such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty Agreement.
(ff)    Exhibit A, the Compliance Certificate, is hereby amended to be in the form of Exhibit A to this Sixth Amendment.
(gg)    Schedule 1, Schedule 8(a), Schedule 8(b) and Schedule 8(c) are hereby amended to be in the forms of Schedule 1, Schedule 8(a), Schedule 8(b) and Schedule 8(c) to this Sixth Amendment.
2.    ACKNOWLEDGMENT OF RELEASE OF CERTAIN GUARANTORS. The Purchaser and Guarantors acknowledge that the following entities were released as Guarantors prior to the date hereof: Healthy Directions, LLC, Doctors’ Preferred, LLC and Healthy Directions Publishing, LLC.

3.    REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, each of the Guarantors represents and warrants that, as of the date hereof:
(a)    the representations and warranties contained in the Guaranty Agreement and the other Loan Documents are true and correct on and as of the date hereof as made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on such earlier date;
(b)    no event has occurred and is continuing which constitutes a Default or an Event of Default;
(c)    (i) each Guarantor has full power and authority to execute and deliver this Sixth Amendment, (ii) this Sixth Amendment has been duly executed and delivered by the Guarantors, and (iii) this Sixth Amendment and the Guaranty Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Guarantors, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;
(d)    neither the execution, delivery and performance of this Sixth Amendment or the Guaranty Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with any Law or Organization Documents of any of the Guarantors, or any indenture, agreement or other instrument to which the Guarantors or any of their respective property is subject; and
(e)    no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is required for the execution, delivery or performance by any of the Guarantors of this Sixth Amendment.
4.    CONDITIONS TO EFFECTIVENESS. This Sixth Amendment shall be effective upon satisfaction or completion of the following:
(a)    the Guarantied Party shall have received counterparts of this Sixth Amendment executed by each of the Guarantors and acknowledged by the Borrower;
(b)    the representations and warranties set forth in Section 3 above shall be true and correct; and
(c)    the Guarantied Party shall have received, in form and substance satisfactory to the Guarantied Party and its counsel, such other documents, certificates and instruments as the Guarantied Party shall reasonably require.
5.    REFERENCE TO THE GUARANTY AGREEMENT.
(a)    Upon the effectiveness of this Sixth Amendment, each reference in the Guaranty Agreement to “this Guaranty Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Guaranty Agreement, as affected and amended hereby.

(b)    The Guaranty Agreement, as amended by the amendments referred to above, shall remain in full force and effect and is hereby ratified and confirmed.
6.    COSTS, EXPENSES AND TAXES. The Guarantors agree to pay on demand all reasonable costs and expenses of the Guarantied Party in connection with the preparation, reproduction, execution and delivery of this Sixth Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Guarantied Party with respect thereto).
7.    BORROWER’S ACKNOWLEDGMENT. By signing below, the Borrower (a) acknowledges, consents and agrees to the execution, delivery and performance by the Guarantors of this Sixth Amendment, (b) acknowledges and agrees that its obligations in respect of the Guaranty Agreement (i) are not released, diminished, waived, modified, impaired or affected in any manner by this Sixth Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under the Guaranty Agreement, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its obligations under the Loan Agreement.
8.    EXECUTION IN COUNTERPARTS. This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Sixth Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Guarantied Party (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.
9.    GOVERNING LAW; BINDING EFFECT. This Sixth Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, provided that each party shall retain all rights arising under federal law and shall be binding upon the parties hereto and their respective successors and assigns.
10.    HEADINGS. Section headings in this Sixth Amendment are included herein for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.
11.    ENTIRE AGREEMENT. THE GUARANTY AGREEMENT, AS AMENDED BY THIS SIXTH AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT

ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Sixth Amendment is executed as of the date first set forth above.

GUARANTORS:

HELEN OF TROY L.P.,
a Texas limited partnership
By: HELEN OF TROY NEVADA CORPORATION,
   a Nevada corporation, General Partner
HELEN OF TROY LIMITED,
a Bermuda company
HELEN OF TROY LIMITED,
a Barbados corporation
HOT NEVADA, INC.,
a Nevada corporation
HELEN OF TROY NEVADA CORPORATION,
a Nevada corporation
HELEN OF TROY TEXAS CORPORATION,
a Texas corporation
IDELLE LABS LTD.,
a Texas limited partnership
By: HELEN OF TROY NEVADA CORPORATION,
   a Nevada corporation, General Partner
OXO INTERNATIONAL LTD.,
a Texas limited partnership
By: HELEN OF TROY NEVADA CORPORATION,
   a Nevada corporation, General Partner
PUR WATER PURIFICATION PRODUCTS, INC.,
a Nevada corporation
KAZ, INC.,
a New York corporation
KAZ CANADA, INC.,
a Massachusetts corporation
STEEL TECHNOLOGY, LLC,
an Oregon limited liability company
DRYBAR PRODUCTS LLC,
a Delaware limited liability company

By: /s/ Brian L. Grass
   Brian L. Grass
   Title for all: Chief Financial Officer

Signature Page to Sixth Amendment to Guaranty Agreement

HELEN OF TROY MACAO COMMERCIAL OFFSHORE LIMITED, a Macau corporation By: /s/ Tessa Judge Name: Tessa Judge Title: Director

NOTARIAL CERTIFICATE OF __RITA TRUJILLO

NOTARY PUBLIC DO HEREBY CERTIFY AND ATTEST that on the day of the date hereof personally came and appeared before me Brian L. Grass, the duly authorized Chief Financial Officer of Helen of Troy Limited, a Barbados corporation, one of the executing parties to the within written document and did in my presence sign and deliver the same as and for his free and voluntary act and deed.

IN FAITH AND TESTIMONY WHEREOF I the said     Rita Trujillo         have hereunto set and subscribed my name and caused my Seal of Office to be hereunto put and affixed this 13th day of May, 2020.

Signature Page to Sixth Amendment to Guaranty Agreement

BORROWER:
KAZ USA, INC., a Massachusetts corporation
/s/ Brian L. Grass
Name: Brian L. Grass
Title:    Chief Financial Officer

Signature Page to Sixth Amendment to Guaranty Agreement

GUARANTIED PARTY:
BANK OF AMERICA, N.A., as Guarantied Party
/s/ Adam Rose
Name:    Adam Rose
Title:    Senior Vice President